Exhibit 10.5
OUTFRONT Media Inc.
Restricted Share Units Certificate
(Stock Price Performance-Based with Time-Vesting)
Granted under the OUTFRONT Media Inc. Omnibus Stock Incentive
Plan
(as amended and restated as of June 6, 2023)
GRANT DATE:
This certifies that OUTFRONT Media Inc., a Maryland corporation (the “Company”), has granted to the employee (the “Participant”) on the date indicated above (the “Grant Date”), the number of OUT-Performance PSU Award corresponding to the Company’s Common Stock (the “Target Award”) under the OUTFRONT Media Inc. Omnibus Stock Incentive Plan, as amended from time to time, specified in, and with terms and conditions further described in, the Terms and Conditions attached hereto.

Richard Sauer
EVP, General Counsel

OUTFRONT Media Inc.
Terms and Conditions to the Restricted Share Units Certificate
(Stock Price Performance-Based with Time-Vesting)
Granted under the OUTFRONT Media Inc. Omnibus Stock Incentive Plan
(as amended and restated as of June 6, 2023)
ARTICLE I
TERMS OF OUT-PERFORMANCE PSUs
Section 1.1    Grant of Performance Share Units. OUTFRONT Media Inc., a Maryland corporation (the “Company”), hereby grants to the employee (the “Participant”) an award of performance share units (the “PSUs”) under the OUTFRONT Media Inc. Omnibus Stock Incentive Plan (as amended and restated as of June 6, 2023, and as thereafter amended, the “Plan”), subject to (a) the OUT-Performance Award Certificate attached hereto (the “Certificate”), (b) these Terms and Conditions, and (c) the Plan (collectively, the “Award Documents”). Capitalized terms not defined herein have the meanings set forth in the Certificate or the Plan.
Section 1.2    Terms of the PSUs.
(a)    Target PSUs; Determination Method. The PSUs are granted with a target grant value of $________ (the “Target Award Value” and such number of PSUs equaling the Target Award Value, the “Target PSUs”). The number of Target PSUs will be determined on the Grant Date by dividing (i) the Target Award Value by (ii) the per-share fair value of the OUT-Performance PSU Award as of such date, valued in accordance with applicable accounting standards (e.g., a Monte Carlo simulation model) used by the Company for financial reporting, and rounded up to the nearest whole PSU.
(b)    Performance Period. The performance measurement period is three (3) years, beginning on the Grant Date and ending on the third (3rd) anniversary thereof (the “Performance Period”).
(c)    Performance Measurement; Payout Curve; Cap. Following completion of the Performance Period, the number of PSUs that the Participant will be deemed to earn (0%–200% of Target PSUs) will be determined based on the “Average Trading Price” (the average closing price over the 90 trading days ending on and including the final trading day of the Performance Period), as follows:
•Below $30.00 → 0% of Target PSUs (forfeiture)
•Exactly $30.00 → 100% of Target PSUs
•$50.00 or higher → 200% of Target PSUs
•Between $30.00 and $50.00 → linear interpolation between 100% and 200% of Target PSUs
In no event shall earned PSUs exceed 200% of Target PSUs.
(d)    Vesting. Except as otherwise provided in these Terms and Conditions, vesting occurs on the 3rd anniversary of the Grant Date (the “Vesting Date”), subject to (i) continuous employment through the Vesting Date, and (ii) the Compensation Committee of the Board of

Directors of the Company (the “Committee”) certifying the Average Trading Price and the number of PSUs earned. Subject to Sections 1.2(h) and 1.3 below, as applicable, in the event of the Participant’s termination of employment for any reason, any unvested PSUs shall be forfeited to the Company. Notwithstanding anything to the contrary in Section 1.2(h) or Section 1.3, as applicable, unless the Committee determines that the Average Trading Price is at least $30.00, the number of Target PSUs granted pursuant to Section 1.2(a) will not vest and will be immediately cancelled in their entirety and the Participant’s rights with respect to such PSUs will cease.
(e)    Dividend Equivalents. Dividend Equivalents accrue on outstanding PSUs until settlement and are subject to the same vesting and forfeiture conditions as the underlying PSUs. Accrued Dividend Equivalents will be settled in cash, or, in the discretion of the Committee, in shares of Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Common Stock or such other securities based pro-rata on the number of PSUs that vest and settle. The Company shall maintain a bookkeeping record that credits the dollar amount of the Dividend Equivalents to the Participant’s account on the date that it pays dividends on shares of Common Stock; provided, however, that if the Vesting Date occurs after the record date but prior to the payment date, the bookkeeping record that credits the dollar amount of the Dividend Equivalents to the Participant’s account shall be recorded on the Vesting Date. At the time when the PSUs underlying Dividend Equivalents vest, accrued Dividend Equivalents that have been credited to the Participant’s account with respect to such corresponding PSUs shall be settled (reduced by amounts necessary to satisfy Tax-Related Items). Dividend Equivalents shall be accrued and paid with respect to the actual number of PSUs determined in accordance with Section 1.2(c) or Section 1.3, as applicable. Any fractional shares shall be paid in cash (reduced by amounts necessary to satisfy Tax-Related Items). Accrued Dividend Equivalents that have been credited to the Participant’s account will not be paid with respect to any PSUs that do not vest and are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.
(f)    Settlement. Vested PSUs will be settled within sixty (60) days after the date the PSUs become vested, reduced by amounts necessary to satisfy Tax-Related Items. The Company will settle vested PSUs in shares of Common Stock, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration; provided, however, that such shares shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable. (The Company currently does not issue share certificates for the Common Stock.) Notwithstanding the foregoing, if the PSUs constitute deferred compensation under Section 409A of the Code and if the event that causes the PSUs to vest is a Change in Control that does not constitute a “change in control event” for purposes of Section 409A of the Code, payment will be made on the next date or event under the Certificate that constitutes a permissible payment date or event under Section 409A of the Code. The Company will settle vested PSUs by delivering the corresponding number of shares of Common Stock (less any shares withheld to satisfy Tax-Related Items) to the Participant’s equity compensation account maintained with Fidelity (or its successor as service provider to the Company’s equity compensation plans). Following settlement, the Participant may direct Fidelity (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.
(g)    Post-Vesting Holding Period. Except for shares withheld or sold to satisfy tax obligations, shares delivered upon settlement are subject to a one (1)-year post-vesting holding period following the Vesting Date (the “1-Year Post-Vesting Holding Period”). This holding requirement does not apply to shares delivered upon a Qualifying Separation or upon a Change in Control that triggers immediate vesting under Section 1.3(b).
(h)    Termination of Employment.
(i)    Qualifying Separation. If, prior to the end of the Performance Period, the Participant experiences a “Qualifying Separation” (defined as (A) termination by the Company without “Cause” as described in the Participant’s employment agreement then in place, (B) resignation for “Good Reason” as defined in the Participant’s employment agreement then in place, (C) termination due to Participant’s Disability as defined in the Participant’s employment agreement then in place, or (D) death) then, subject to execution and non-revocation of an effective Release (as defined in the Participant’s employment agreement then in place), the number of PSUs in which Participant will vest on the Separation Date (as defined in the Participant’s employment agreement then in place) in a pro-rated number of PSUs (based on days employed during the Performance Period over total days in the Performance Period) determined using the Average Trading Price measured over the 90 trading days ending on the last trading day of employment and applying the thresholds in Section 1.2(c). The 1-Year Post-Vesting Holding Period does not apply to such vested PSUs. Settlement will occur within sixty (60) days following the Separation Date.
(ii)    Other Separations. If the Participant’s employment terminates for any reason other than a Qualifying Separation before the end of the Performance Period, the entire OUT-Performance PSU Award is forfeited.
Section 1.3    Change in Control
(a)    Awards Assumed by Acquirer (Pre-Vesting). If a Change in Control (as defined in the Plan) occurs before completion of the Performance Period and the OUT-Performance PSU Award is Assumed (as defined below) by the acquirer, the number of PSUs deemed earned is determined based on the Per Share Sale Price paid by the acquirer, applying the thresholds in Section 1.2(c). Such PSUs will vest on the 3rd anniversary of the Grant Date, subject to continued employment, and settle as provided in Section 1.2(f). If the Participant experiences a Qualifying Separation between the Change in Control and the 3rd anniversary of the Grant Date, the PSUs will vest on the separation date and settlement will occur pursuant to Section 1.2(h). An award of PSUs shall be considered “Assumed” in connection with a Change in Control if each of the following conditions is met:
(i)    the award of PSUs is converted into a replacement award that preserves the value of such award at the time of the Change in Control;

(ii)    the replacement award contains provisions for scheduled vesting and treatment on termination of employment (including the definitions of Termination for

“Cause” and “Good Reason”) that are no less favorable to the Participant than as set forth in this Certificate, and all other terms of the replacement award (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, those set forth in this Certificate; and

(iii)    the security represented by the replacement award, if any, is of a class that is publicly held and widely traded on an established stock exchange.
(b)    Awards Not Assumed by Acquirer. If a Change in Control occurs before completion of the Performance Period and the OUT-Performance PSU Award is not Assumed, the number of PSUs deemed earned is determined using the Per Share Sale Price and applying the thresholds in Section 1.2(c), such PSUs vest immediately as of the Change in Control date, are not subject to the 1-Year Post-Vesting Holding Period, and settlement will occur pursuant to Section 1.2(f).
ARTICLE II
EFFECT OF CERTAIN CORPORATE CHANGES
Section 2.1    Adjustments. The PSUs are subject to the adjustment provisions in Article VIII of the Plan, including adjustments for stock splits, recapitalizations, and other extraordinary events.
Section 2.2    Committee Discretion to Adjust. The Committee may adjust or modify the calculation of performance measures as it deems appropriate in accordance with Section 6.5 of the Plan. Adjustments made by the Committee shall be conclusive and binding on all persons for all purposes.
ARTICLE III
MISCELLANEOUS
Section 3.1     No Rights to Grants or Continued Employment. Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, or to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.
Section 3.2     Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any PSUs that vest and from any payment (including payment of accrued dividends) made with respect to the PSUs or otherwise under the Plan to the Participant or the Participant’s estate or any permitted transferee, an amount sufficient to satisfy any Tax-Related Items. Unless otherwise determined by the Committee (or a subcommittee thereof), in its sole discretion, the Company shall, in order to satisfy such Tax-Related Items, (a) in connection with the vesting of any PSUs, retain a portion of the shares of Common Stock that would otherwise be paid, and (b) in connection with the payment of any accrued Dividend Equivalents, retain a portion of the cash or shares of Common Stock that would otherwise be paid. As a condition to receiving this grant of PSUs, the Participant has agreed to the foregoing actions to satisfy such Tax-Related Items.

Section 3.3     Stockholder Rights; Unsecured Creditor Status. The grant of PSUs shall not entitle the Participant, the Participant’s estate, or any permitted transferee or beneficiary to any rights of a holder of shares of Common Stock, prior to the time that the Participant, the Participant’s estate, or any permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the shares of Common Stock underlying the PSUs (or, where the shares are permitted to be held in “street” name by a broker designated by the Participant, the Participant’s estate, or any permitted transferee or beneficiary, until such broker has been so registered). Except as set forth above under Section 1.2(e) and unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Common Stock for which the record date is prior to the date on which the Participant, the Participant’s estate, or any permitted transferee or beneficiary (or broker for any of the following, if applicable) shall become the registered or beneficial holder of such shares of Common Stock. PSUs constitute unsecured and unfunded obligations of the Company. As a holder of PSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.
Section 3.4     No Restriction on Right of Company to Effect Corporate Changes. The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
Section 3.5     Section 409A. The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant’s PSUs that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant’s separation from service shall not be made or provided prior to the earlier of (a) the six-month anniversary of the date of the Participant’s separation from service or (b) the date of Participant’s death (the “Delay Period”). All payments and distributions delayed pursuant to this Section 3.5 shall be paid or distributed to the Participant within thirty (30) days following the end of the Delay Period, subject to the satisfaction of Tax-Related Items, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.

Section 3.6     Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.
Section 3.7     Breach of Covenants. In the event that (a) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, non-solicitation of employees, customers and/or suppliers, confidential information or proprietary property, and (b) the Committee makes a good faith determination at any time that the Participant has committed a material breach of any of such restrictive covenants during the one year period after termination of the Participant’s employment with the Company or a Subsidiary (regardless of the circumstances of the Participant’s termination of employment), then (i) the Participant will be required to return to the Company all shares of Common Stock received by him or her as a result of the vesting of the PSUs during the one year period prior to such breach and any cash payment of related accrued Dividend Equivalents; provided, however, to the extent that any such shares of Common Stock were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such shares of Common Stock, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs, and (ii) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2(h) hereof, under no circumstances will any unvested PSUs vest following the Committee’s determination that the Participant has committed a material breach.
Section 3.8     Entire Agreement. Except to the extent provided in an employment agreement which is approved by the Committee or which is executed by an elected officer of the Company, at the level of the Company’s Executive Vice President, Chief People Officer or above, the Terms and Conditions constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Company and the Participant with respect hereto. The express terms of the Terms and Conditions control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
Section 3.9     Governmental Regulations. The PSUs shall be subject to all applicable rules and regulations of governmental or other authorities.
Section 3.10     Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.
Section 3.11     Electronic Delivery. The Company may, in its sole discretion, deliver any documents, including, without limitation, the Terms and Conditions, related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 3.12     Severability. The provisions of the Certificate are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
Section 3.13     Governing Law. The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Maryland. For purposes of litigating any dispute that arises under this PSU grant or these Terms and Conditions, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
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The Participant will be deemed to have agreed to these Terms and Conditions, unless he or she provides the Company with a written notice of rejection within thirty (30) days of receipt of these Terms and Conditions. Any such notice may be addressed to the Company at the following email address: stockadministrator@outfront.com.
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